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                                                                      Exhibit 23


CONSENT OF INDEPENDENT ACCOUNTANT

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-02285) under the Securities Act of 1933 of Butler Manufacturing Company of our report dated June 9, 1998, on our audits of the statements of net assets available for benefits of Butler Manufacturing Company Galesburg Hourly Employee Savings Trust as of December 31, 1997 and 1996 and the statement of changes in net assets available for benefits for the year ended December 31, 1997 and supporting schedules as of December 31, 1997, which is included in the Annual Report on Form 11-K for the year ended December 31, 1997.


McGLADREY & PULLEN, LLP

Galesburg, Illinois
June 29, 1998